Exhibit 10.1

Eagle Rock Energy G&P, LLC

2011 Short Term Incentive Bonus Plan

Objective

The objective of the 2011 Short Term Incentive Bonus Plan (the “Plan”) is to encourage the employees of Eagle Rock Energy G&P, LLC (the “Company”) to conduct activities that result in the achievement of the Company’s financial objectives. The Company serves as the general partner of the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership”) and receives reimbursement from the Partnership for its expenses, including payments under this Plan.  References in the Plan to “Enterprise” mean the Company, the Partnership and all of its subsidiaries.

Participants

Regular full-time employees who were 1) employed during 2011; 2) hired prior to October 1, 2011; and 3) who are active full-time employees at the time of bonus payment are “Participants” in the Plan; provided, however, that the Company may cause an employee who began employment after September 30, 2011 to be included as a Participant, but only if such treatment is expressly set forth in a written offer letter from the Company at the time of employment.  If bonus payments are made under the Plan, they are expected to be paid in March 2012.  Participants who commence employment on or after March 1, 2011, but on or before September 30, 2011, will experience a prorated bonus for the amount of time the Participant was employed with the Company; unless provided otherwise in any offer letter or employment agreement between the Company and such employee.

Plan Provisions

•                  The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), based on funding approval by the Board of Directors of the Company (the “BOD”), and subject to performance recommendations made by the Chief Executive Officer (“CEO”) and members of senior management (“Senior Management) as described in further detail in this Plan, as follows:

•                  The BOD must first determine the Partnership’s 2011 achievement of Enterprise Goals and approve a Funding Percentage, and the BOD has full discretion to fully or partially fund the Plan, or to deny funding; the Board may over-fund the Plan (i.e., by setting a Funding Percentage in excess of 100% ) in extraordinary circumstances;

•                  The Committee has complete discretion in administering the Plan and approving individual bonus payments under the Plan after the BOD has approved a Funding Percentage.

•                  Each Participant will be assigned and notified of their Target Bonus Percentage (as defined below) in writing during the First Quarter of 2011 or, if starting with the Company after such notification event, in a written offer letter at the time of initial employment.  The Target Bonus Percentage is a percentage of the Participant’s Annual Base Compensation (as defined below), and represents the target bonus opportunity based on 100% achievement of the Enterprise Goals and a 100% Individual Performance Factor as a result of the individual performance review appraisals performed at the end of 2011 and/or early 2012.  Any Participant who has performed at an exceptional level and whose accomplishments are recognized by the Committee or Senior Management could receive an Individual Performance Factor up to 125%.  The Company may accrue based on an assumed 100% Funding Percentage and at the average distribution curve for the Individual Performance Factor, unless the Committee directs management to accrue at a lower percentage, and the total bonus payouts for the Company cannot exceed the total accrued amounts for the pool of participants, unless an exception is made by the BOD.

•                  Participants are not guaranteed to receive a bonus payment.

Bonus Payments

Each Participant’s bonus payment will be calculated according to the following formula:

Bonus =  Annual Base Compensation

* Bonus Target Percentage

* Funding Percentage

* Individual Performance Factor

* Proration Factor

where,

Annual Base Compensation =	regular base salary, or regular hourly rate * 2080.

Bonus Target Percentage =	% assigned by the Committee for Senior Management and by Senior Management for all other Participants, based on Participant’s position level in relation to other positions in the Company

(e.g., requirements relative to the skills and knowledge required to perform the essential job functions, overall level of responsibility, decision making authority, and impact to the Company’s overall operations and financial performance).

Funding Percentage =

value from 0 to in excess of 100% determined by, and at the complete discretion of, the BOD; expressly dependent on achievement of Enterprise financial, operational and safety goals (see “Enterprise Goals” below).

Individual Performance Factor =	value from 0 to 125% depending on individual performance relative to Participant’s Performance Appraisal Rating (see Table 1).

Proration Factor =	value from 0 to 1.0 depending on amount of service in plan year.

2011 Enterprise Goals

	Target	Weighting %
1. Adjusted EBITDA	$[*****]	20%

2. DCF	$[*****] / unit	15%

3. Volumes Targets		15%
a. Midstream Daily volumes	557 MMCF/d average
i. Equity Barrels (NGLs and Cond.)	2,894 Mbbls

b. Upstream	11.8 BCFE

4. OPEX (excludes ad valorem / sev. Tax) / G&A		10%
a. Midstream	$57.9 MM
i. $/MCF Target	$[*****] / MMcf
ii. Run Times of major equipment (see note 2)	97% or better on an annualized basis

b. Upstream	$23.0 MM
i. $/ MCFE Target	$[*****] / MCFE

c. G&A (excluding LTIPs)	not to exceed $ 40.0 MM

5. Capital Efficiency		15%
a. Midstream
	a. ROR>18%
	b. Add [*****] MMCF/d volumes @ gross margin not less than $[*****] / MMBTu
b. Upstream
	a. ROR>20%
	b. UDC<$12.00 / BOE on Drill & Completion costs
	c. UDC<$6.00 / BOE on recompletions / workovers

6. Safety		10%
	a. Attain a maximum employee recordable incident rate of 1.0
	b. Achieve a preventable motor vehicle incident rate (PMVR) of 1.25
	c. Complete all corrective measures identified in the completed 2010 PSM audits by August 2011
	d. Conduct emergency response drills across all operations
	• Train field and corporate management in media response
	• Conduct emergency response training for Corporate personnel
	e. Implement the Contractor Safety Management Program
	• Conduct contractor management meetings in all major operating areas
	• Measure contractor H&S performance on EROC locations (beginning 4/2011)

7. Environmental		10%
	a. No major NRC recordable spills
	• Major NRC > 1,000 gallons or two 42 gallon spills in navigable water
	• Record all spills and releases in EMIS
	b. No preventable pipeline strikes
	c. Implement the Greenhouse Gas Subpart W Monitoring Plan for all affected operations
	• Establish and train a dedicated EROC team for companywide GHG monitoring
	• Complete the required annual GHG IR camera studies
	• Install all required measurement equipment
	d. Successfully implement Phase II of the OpsInfo EMIS system (Subpart W)
	e. Conduct emergency response drills across all operations
	• Configure EMIS for the GHG Subpart W data
	• Integrate EMIS with Maximo to track maintenance and emissions data
	f. Complete the BEC Gas Plant study for the reduced SO2 emissions required in January 2013

8. Property Sales		5%
	a. Sell $20 MM of non-core assets by 9/1/2011

[*****] indicates redacted terms for which confidential treatment has been requested from the Securities and Exchange Commission.

NOTE 1:	The above figures are based on the Corporate Price Deck of January 2011
NOTE 2:	a. Major equipment is defined as Compressors and large gathering and processing facilities
b. Runtime of major equipment excludes approved scheduled (i) major turnarounds and (ii) preventative maintenance and (iii) force majeure weather events

Individual Goals and Performance Appraisal Rating

•                  Each Participant will document a set of measurable 2011 goals by the later of February 28, 2011 or one month of their employment start date.  These goals should support the achievement of the 2011 Enterprise Goals and must be approved by Participant’s immediate supervisor.  Senior Management’s goals must also be approved by the Committee.

•                  The achievement of these goals will be a key factor in determining a Participant’s Performance Appraisal Rating.

•                  The Committee will determine the Performance Appraisal Rating for the Chief Executive Officer and approve the Performance Appraisal Ratings of Senior Management, with recommendations of the Chief Executive Officer, and Senior Management will determine the Performance Appraisal Ratings for all other Participants, with recommendations made by the immediate supervisor and all other supervisors in between such supervisor and Senior Management.

Individual Performance Factor

•                  The Committee, with respect to Senior Management, and Senior Management, with respect to all other Participants, will consider the Performance Appraisal Rating and, in their discretion, further evaluate the Participant’s performance by assigning an Individual Performance Factor within the appropriate range (Table 1).

Table 1

Individual Performance Factors

Performance Appraisal Rating	Individual Performance Factor

1 — Exceptional	110 - 125%

2 - Strong	95 - 109%

3 - Fully Met Expectations	75 - 94%

4 — Not Acceptable; improvement needed	25 – 50%

5 — Not Acceptable; improvement required	0%

Example Bonus Calculation

Assume the Company achieves most, but not all, of its 2011 Enterprise Goals.  The BOD reviews the performance of the company and determines that a Funding Percentage of 90% is appropriate.  Participant A is an operator who was rated “Fully Met Expectations” by his supervisor, based on his achievement of his individual goals.  Management determines that Participant A should receive an Individual Performance Factor of 91% based on the Performance Appraisal Rating.  Participant A makes $25/hr and was hired on April 1, 2011.

In this example,

Annual Base Compensation =	$25/hr * 2080 hours = $52,000

Bonus Target Percentage =	6%

Funding Percentage =	90% (determined by the BOD’s assessment of achievement of 2011 Enterprise Goals)

Individual Performance Factor =	91% (based on Performance Appraisal Rating and Senior Management discretion)

Proration factor =	75% (Participant A worked 9 months during 2011)

So,

Bonus payment = $52,000 * 0.06 * 0.90 * 0.91 * 0.75 = $1,916.46

APPROVED AND ADOPTED FEBRUARY 8, 2011

BY THE BOARD OF DIRECTORS